Exhibit 16.01


July 15, 2005


Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549-7561


Dear Sirs/Madams:


We have read Item 4.01 of the Current Report on Form 8-K, dated July 15, 2005, of Montgomery Realty Group, Inc. and have the following comments:

1. We agree with the statements made in each of the first five paragraphs and the last sentence of the sixth paragraph.

2. We have no basis on which to agree or disagree with the statement made in the first sentence of paragraph six.

Yours truly,


/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
San Francisco, California